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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
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Pulte Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PULTE HOMES, INC.
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
We will hold our annual meeting of shareholders at the Hilton Detroit/ Troy, 5500 Crooks Road, Troy, Michigan, on Thursday, May 11, 2006, at 8:30 a.m., Eastern Time. Following a report on Pulte’s business operations, shareholders will vote on:

•	The election of five directors, two directors to serve for a term of two years and three directors to serve for a term of three years.

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

•	A shareholder proposal requesting the declassification of the Board of Directors.

•	A shareholder proposal requesting cumulative voting in the election of directors.

•	A shareholder proposal regarding the use of performance-based options.
You can vote if you were a shareholder of record at the close of business on March 14, 2006. You may vote by Internet, telephone, written proxy or written ballot at the meeting.
This proxy statement and the enclosed form of proxy, as well as our 2005 annual report, are being mailed to shareholders beginning on April 4, 2006. We encourage you to sign and return the accompanying proxy card in the enclosed envelope or instruct us via the Internet or by telephone as to how you would like your shares voted.

By Order of the Board of Directors

STEVEN M. COOK
Vice President, General Counsel
and Secretary
Bloomfield Hills, Michigan
April 4, 2006

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE
COMPENSATION OF NAMED EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
ADDITIONAL PROPOSALS REQUIRING YOUR VOTE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL
DECLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL
CUMULATIVE VOTING PROPOSAL
PERFORMANCE-BASED OPTIONS PROPOSAL
OTHER MATTERS

PROXY STATEMENT
The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 11, 2006, beginning at 8:30 a.m., Eastern Time, at the Hilton Detroit/ Troy, 5500 Crooks Road, Troy, Michigan. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 4, 2006.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:
What am I voting on?
You are voting on six proposals:

1.	The election of five directors, with two nominees, Brian P. Anderson and Patrick J. O’Leary, to serve for a term of two years, and three nominees, Debra J. Kelly-Ennis, Bernard W. Reznicek and Alan E. Schwartz, to serve for a term of three years.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

4.	A shareholder proposal requesting the declassification of the Board of Directors.

5.	A shareholder proposal requesting cumulative voting in the election of directors.

6.	A shareholder proposal regarding the use of performance-based options.
What are the voting recommendations of the Board?
The Board recommends the following votes:

•	FOR the election of all of the nominees for director.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	AGAINST the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

•	AGAINST the shareholder proposal requesting the declassification of the Board of Directors.

•	AGAINST the shareholder proposal requesting cumulative voting in the election of directors.

•	AGAINST the shareholder proposal regarding the use of performance-based options.

Will any other matter be voted on?
We are not aware of any other matters on which you will be asked to vote at the meeting. If you have completed and mailed your proxy card and any other matter is properly brought before the meeting, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote for you in their discretion.
How do I vote my shares?
If you are a shareholder of record as of the close of business on March 14, 2006 (the record date), you can give a proxy to be voted at the meeting either:

•	by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the Internet.
If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, William J. Pulte and Richard J. Dugas, Jr., acting as your proxies, will vote your shares FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6.
The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”
Can I change my vote?
Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by submitting written notice to the Secretary of the Company. Your notice must be received by the Company by 5:00 p.m., Eastern Time, on May 10, 2006; or

•	by voting in person at the meeting.
What percentage of the vote is required for a proposal to be approved?
The two director nominees for a term of two years and the three director nominees for a term of three years receiving the greatest number of votes will be elected. The service of such directors will be subject to the Corporate Governance Guidelines of the Company,

which were recently amended to reflect the Company’s recognition of the continuing evolution of investor views and related initiatives addressing the appropriateness of director elections using a majority vote standard rather than the current plurality standard. The amendment is more fully described under the caption “ELECTION OF DIRECTORS.” The ratification of the appointment of Ernst & Young as our independent registered public accounting firm and the shareholder proposals each require the affirmative vote of a majority of the votes cast at the meeting.
Who will count the vote?
Computershare will act as the independent tabulator to receive and tabulate the proxies and as the independent inspector of election to certify the results.
What does it mean if I get more than one proxy card?
It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare, by phone at (877) 282-1168, by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, or via the Internet at www.computershare.com.
Who can attend the annual meeting?
All shareholders of record as of the close of business on March 14, 2006 can attend. Registration will begin at 8:00 a.m., Eastern Time. Institutional or entity shareholders are allowed to bring up to three representatives. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.
What do I need to do to attend the annual meeting?
You should plan to arrive at the Hilton Detroit/ Troy at 5500 Crooks Road, Troy, Michigan, on Thursday, May 11, 2006 by 8:00 a.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting. If a broker or other nominee holds your shares, bring proof of your ownership, such as a brokerage statement, with you to the meeting. You should also bring valid picture identification, such as a driver’s license or passport. If you are an authorized proxy, you must present the proper documentation.
What is the quorum requirement of the annual meeting?
A majority of the 256,848,783 shares outstanding on March 14, 2006 constitutes a quorum for voting at the meeting. If you vote, your shares will be part of the quorum.
How will abstentions be treated?
Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to ratify the appointment of Ernst & Young LLP and with respect to the shareholder proposals, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.
How will broker non-votes be treated?
A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Broker non-votes will be treated in the same manner, and have the same effect, as abstentions.

BENEFICIAL SECURITY OWNERSHIP
The table below shows the number of shares of our common stock beneficially owned as of March 14, 2006 by each of our Directors and each of our Executive Officers named in the Summary Compensation Table on page 16, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. The table also includes information about stock options exercisable within 60 days after March 14, 2006, restricted stock, and Pulte common stock held in our 401(k) Plan.

			Exercisable Stock	Percentage of
Directors And Named Executive Officers	Shares(1)		Options(9)	Outstanding Shares

Brian P. Anderson	5,700		12,000	*

D. Kent Anderson	38,000		122,836	*

Roger A. Cregg	327,377	(2)	1,671,116	*

Richard J. Dugas, Jr.	450,528	(3)	550,000	*

James R. Ellinghausen	50,000	(4)	0	*

Debra J. Kelly-Ennis	19,418	(5)	96,000	*

David N. McCammon	104,800	(6)	64,000	*

Patrick J. O’Leary	2,700		12,000	*

Steven C. Petruska	278,153	(7)	193,000	*

William J. Pulte	42,115,111	(8)	0	16.4

Bernard W. Reznicek	16,072		64,000	*

Alan E. Schwartz	87,600		32,000	*

Francis J. Sehn	153,600		28,000	*

John J. Shea	34,400		72,000	*

William B. Smith	18,000		80,000	*

All Directors and Executive Officers as a group (20), including the above	43,810,404		4,044,696	18.6

*	Less than 1%.
Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the Pulte shares they beneficially own, except as otherwise noted below.

(2)	Includes (i) 132,300 Pulte common shares that Mr. Cregg owns jointly with his wife, (ii) 60,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iii) 70,000 shares of restricted stock that are scheduled to vest on February 2, 2008, (iv) 65,000 shares of restricted stock that are scheduled to vest on February 1, 2009 and (v) 77 shares of Pulte Common Stock held in our 401(k) Plan.

(3)	Includes (i) 69,800 Pulte common shares that Mr. Dugas owns jointly with his wife, (ii) 40,612 Pulte common shares owned in a trust of which Mr. Dugas is a beneficiary, (iii) 100,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iv) 120,000 shares of restricted stock that are scheduled to vest on February 2, 2008, (v) 120,000 shares of restricted stock that are scheduled to vest on February 1, 2009 and (vi) 116 shares of Pulte Common Stock held in our 401(k) Plan.

(4)	Includes 20,000 shares of restricted stock that are scheduled to vest on March 28, 2008 and 30,000 shares of restricted stock that are scheduled to vest on February 1, 2009.

(5)	Includes 18,218 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary.

(6)	These shares are owned in a trust of which Mr. McCammon is a trustee and a beneficiary.

(7)	Includes (i) 35,000 shares of restricted stock that are scheduled to vest one-half on each of December 11, 2006 and December 11, 2007, (ii) 80,000 shares of restricted stock that are scheduled to vest on February 2, 2008, (iii) 80,000 shares of restricted stock that are scheduled to vest on February 1, 2009 and (iv) 1,902 shares of Pulte Common Stock held in our 401(k) Plan.

(8)	Includes (i) 41,652,212 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee, (ii) 100,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iii) 120,000 shares of restricted stock that are scheduled to vest on February 7, 2008, (iv) 120,000 shares of restricted stock that are scheduled to vest on February 1, 2009 and (v) 122,899 shares of Pulte Common Stock held in our 401(k) Plan.

(9)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 14, 2006 pursuant to Pulte’s stock option plans.

Beneficial Ownership of Significant Shareholders
The following table provides information regarding security holders that own more than 5% of all outstanding Pulte common shares:

			Percentage of Outstanding
Name and Address of	Beneficial Ownership		Common Stock on
Beneficial Owner	of Common Stock		December 31, 2005

William J. Pulte	42,115,111	(1)	16.4
100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, MI 48304
Legg Mason Capital Management, Inc.	21,070,651	(2)	8.2
100 Light Street Baltimore, MD 21202
Neuberger Berman, Inc.	17,688,058	(3)	6.9
605 Third Avenue New York, NY 10158
Notes:

(1)	Includes (i) 41,652,212 Pulte common shares that are owned by various trusts of which Mr. Pulte is a trustee, (ii) 100,000 shares of restricted stock that are scheduled to vest on December 11, 2006, (iii) 120,000 shares of restricted stock that are scheduled to vest on February 7, 2008, (iv) 120,000 shares of restricted stock that are scheduled to vest on February 1, 2009 and (v) 122,899 shares of Pulte Common Stock held in our 401(k) Plan.

(2)	This information is derived from a Schedule 13G filed by Legg Mason Capital Management, Inc. and certain affiliated entities on February 14, 2006. According to the Schedule 13G, Legg Mason Capital Management, Inc. and certain affiliated entities have shared voting power over 21,070,651 Pulte common shares and shared dispositive power over 21,070,651 Pulte common shares.

(3)	This information is derived from a Schedule 13G filed by Neuberger Berman, Inc. on February 14, 2006. According to the Schedule 13G, Neuberger Berman, Inc. has sole voting power over 10,178,561 Pulte common shares, shared voting power over 3,522,000 Pulte common shares and shared investment power over 17,688,058 Pulte common shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Based on Company records and other information, Pulte believes that all SEC filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers, and owners of more than 10% of its common shares were complied with for 2005, and were filed timely; except that one Form 4 was filed late for each of James Ellinghausen and William Pulte. Each of the late Form 4s related to a single transaction in our common stock.
PROPOSAL ONE
ELECTION OF DIRECTORS
Our Articles of Incorporation require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently 12. The Board is divided into three classes of directors who have overlapping three year terms. Of the five nominees, two current directors, Brian P. Anderson and Patrick J. O’Leary, were appointed to the Board during 2005 and are nominated for two year terms to expire in 2008, and three current directors, Debra J. Kelly-Ennis, Bernard W. Reznicek and Alan E. Schwartz, were elected by our shareholders at the 2003 annual meeting to serve until the 2006 annual meeting and are nominated for three year terms to expire in 2009. Messrs. Anderson and O’Leary were both recommended to the Nominating and Governance Committee by a third-party search firm. All five nominees have agreed to serve the additional term for which they have been nominated, if elected.
The Corporate Governance Guidelines of the Company were recently amended to address the situation in which a director does not receive a majority of affirmative votes. Under a newly-adopted guideline, any nominee for director who, in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation from the Board. The Nominating and Governance Committee, which is comprised exclusively of independent directors, will consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act upon the Nominating and Governance Committee’s recommendation no later than the Board’s first regularly scheduled meeting following certification of the Majority Withheld Vote. The action taken by the Board will be publicly disclosed in a report filed with the Securities and Exchange Commission and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which are available for viewing on our website at www.pulte.com.

Nominees – to Serve a Two Year Term Expiring at the 2008 Annual Meeting

Brian P. Anderson

Age:	55

Director since:	2005

Principal Occupation:	Retired Chief Financial Officer

Recent Business Experience:	Mr. Anderson was the Executive Vice President and Chief Financial Officer of OfficeMax, Inc., a business-to-business and retail office products distribution company, from November 2004 to January 2005. Prior to that time, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a global diversified medical products and services company, from 1998 to 2004.

Outside Directorships:	W.W. Grainger, Inc., A.M. Castle & Co.

Patrick J. O’Leary

Age:	48

Director since:	2005

Principal Occupation:	Executive Vice President and Chief Financial Officer of SPX Corporation

Recent Business Experience:	Mr. O’Leary has served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, since December 2005. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2005.
Nominees – to Serve a Three Year Term Expiring at the 2009 Annual Meeting

Debra J. Kelly-Ennis

Age:	49

Director since:	1997

Principal Occupation:	Chief Marketing Officer, Diageo North America, Norwalk, Connecticut

Recent Business Experience:	Ms. Kelly-Ennis has served as Chief Marketing Officer of Diageo North America, an adult spirits company, since April 2005. She served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, from October 2002 to April 2005. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Branch Manager of General Motors’ Truck Division from March 1999 until April 2000.

Bernard W. Reznicek

Age:	69

Director since:	2002

Principal Occupation:	President and Chief Executive Officer, Premier Enterprises Inc., Omaha, Nebraska

Recent Business Experience:	Mr. Reznicek has served as President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company, since April 1993. Mr. Reznicek was also National Director-Special Markets, Central States Indemnity Company, a specialty insurance company that is a member of the Berkshire Hathaway Insurance Group, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison, a utility company, from September 1987 to July 1994.

Outside Directorships:	CSG Systems International, Inc. and Central States Indemnity.

Alan E. Schwartz

Age:	80

Director since:	1972

Principal Occupation:	Partner, Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan

Recent Business Experience:	Mr. Schwartz is a Partner in the law firm of Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, which provides legal services to Pulte Homes, Inc.

Outside Directorships:	Detroit Development Ventures, Inc. (general partner of The Detroit Investment Fund, L.P.)

The Board of Directors recommends a vote “FOR” the election of these five nominees.

Remaining Board of Directors with Current Terms
Directors Continuing to Serve a Three Year Term Expiring at the 2007 Annual Meeting

William J. Pulte

Age:	73

Director since:	1956

Principal Occupation:	Founder and Chairman of the Board, Pulte Homes, Inc.

Recent Business Experience:	Mr. Pulte, the founder of Pulte Homes, Inc., has served as Chairman of the Board of Directors since December 2001. Previously, Mr. Pulte served as Chairman of the Executive Committee of the Board of Directors from January 1999 to December 2001, and Chairman of the Board of Directors from January 1991 until January 1999.

Richard J. Dugas, Jr.

Age:	40

Director since:	2003

Principal Occupation:	President and Chief Executive Officer, Pulte Homes, Inc.

Recent Business Experience:	Mr. Dugas has served as President and Chief Executive Officer of Pulte Homes, Inc. since July 1, 2003. Prior to that, he served as Chief Operating Officer of Pulte Homes from May 2002 through June 2003. Mr. Dugas previously served in various management positions with Pulte Homes since 1994, including, most recently, Costal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

David N. McCammon

Age:	71

Director since:	1997

Principal Occupation:	Senior Partner, Strength Capital Partners, L.L.C., Bloomfield Hills, Michigan

Recent Business Experience:	Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., a private-equity fund, since June 2000. Previously, Mr. McCammon served as Vice President of Finance for Ford Motor Company until his retirement in 1997.

Francis J. Sehn

Age:	87

Director since:	1995

Principal Occupation:	Chairman, The Fran Sehn Company, Bloomfield Hills, Michigan

Recent Business Experience:	Mr. Sehn has served as the Chairman of The Fran Sehn Company, an international engineering and consulting company, since 1954.

Directors Continuing to Serve a Three Year Term Expiring at the 2008 Annual Meeting:

D. Kent Anderson

Age:	64

Director since:	2001

Principal Occupation:	Chairman, Beacon Management Corp., Houston, Texas

Recent Business Experience:	Mr. Anderson has served as Chairman of Beacon Management Corp., an investment capital firm, since April 2001. From 1996 until April 2001, Mr. Anderson was an Executive Banking Officer and Special Consultant to the Chairman of Compass Bank.

Outside Directorships:	Sam Houston Race Park, Ltd.

John J. Shea

Age:	68

Director since:	1996

Principal Occupation:	Retired Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., Tucson, Arizona

Recent Business Experience:	Mr. Shea served as Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., an international multi-channel specialty retailer, from 1985 until 1998.

William B. Smith

Age:	62

Director since:	2001

Principal Occupation:	Advisory Director, Morgan Stanley & Co., Incorporated, Jersey City, New Jersey

Recent Business Experience:	Mr. Smith has been an Advisory Director of Morgan Stanley & Co., Incorporated, an international investment bank, since July 2000. Mr. Smith served as Managing Director and Head of Morgan Stanley Realty from May 1997 until July 2000.

Outside Directorships:	Central Parking Corporation

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies, or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence
Under the Company’s Corporate Governance Guidelines, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance listing standards. Under these standards, (i) no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) a director will be determined to be independent if the director:

•	Has not been an employee of the Company for at least three years;

•	Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•	Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such Director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $100,000 in direct compensation from the Company for such employment.

•	Is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s audit within that time.

•	Has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iii) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

•	Is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•	Does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

•	Has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organizations’ consolidated gross revenues, in any of the last three years.

The Board considered all relevant facts and circumstances in assessing director independence and affirmatively determined that all directors and director nominees are independent within the meaning of the Company’s categorical standards and the NYSE listing standards, with the exception of William J. Pulte and Richard J. Dugas, Jr., who are Pulte employees, and Alan E. Schwartz, who is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries.
COMMITTEES OF THE BOARD OF DIRECTORS

Nominating and
	Audit		Compensation		Governance		Finance
Director Name	Committee		Committee		Committee		Committee

Brian P. Anderson	X				X

D. Kent Anderson			X				X

Richard J. Dugas, Jr.							X

Debra J. Kelly-Ennis	X				X	*

David N. McCammon**	X	*			X		X

Patrick J. O’Leary	X		X

William J. Pulte

Bernard W. Reznicek	X		X	*

Alan E. Schwartz							X

Francis J. Sehn							X

John J. Shea			X		X

William B. Smith			X				X	*

*	Chair

**	Lead Director
Audit Committee. The Audit Committee met 13 times in 2005. The Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditor.
The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules and financially literate as defined by the NYSE rules, and that David N. McCammon, Bernard W. Reznicek, Brian Anderson and Patrick O’Leary are audit committee financial experts for purposes of the Securities and Exchange Commission’s rules.
Compensation Committee. The Compensation Committee met 11 times in 2005. The Compensation Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other Named Executive Officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.
Nominating and Governance Committee. The Nominating and Governance Committee met 5 times in 2005. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members, and the assignment of directors to the Committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications and integrity of both the Board of Directors and the executive officers of the Company. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.
Finance Committee. The Finance Committee met 5 times in 2005. The Finance Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance Committee also reviews the Company’s long term strategic plans and annual budgets, capital commitments budget, and it reviews the Company’s cash needs and funding plans.
Board Meeting Information
The Board held a total of 8 meetings in 2005. During 2005, each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which such director served.
Pulte encourages its directors to attend each Annual Meeting of our Shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.
Throughout the year, Pulte held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2006 Pulte will hold at least one executive session of its non-management directors without the participation of management and the non-management director who is not independent within the meaning of the Company’s categorical standards and the NYSE rules. David McCammon, our Lead Director, presides at these executive sessions.
Director Compensation
The non-employee directors were paid the following compensation in 2005 for service as members of the Board of Directors and as members of Board Committees. The directors were also reimbursed for out-of-pocket expenses incurred in attending all Board and Board Committee meetings in 2005.

•	Annual Board Membership fee of $50,000;

•	Annual Committee membership fee of $3,000 for each Board Committee ($8,000 for Committee Chairs);

•	Attendance fee of $1,500 ($2,500 for Committee Chairs), for each Board and Committee meeting they attend; and

•	Annual grant of 16,000 stock options, which vest immediately upon the date of grant, and 3,600 shares of unrestricted common stock.
In 2006 the Lead Director will be paid an additional fee of $25,000.
Non-employee directors are entitled to defer all or a portion of their cash compensation. Deferred payments are credited with interest at a rate equal to the five year U.S. treasury rate, plus two percent per year. Payments may be deferred for up to eight years, and directors may elect to receive their deferred compensation in a lump sum or in equal annual installments over a period not to exceed eight years.
Lead Director
Our Corporate Governance Guidelines contemplate that the Board will designate one of the independent directors to serve as Lead Director. As noted above, David McCammon currently serves as Lead Director. The Lead Director works with the Chairman and the Chief Executive Officer to ensure that the Board discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board and management. In addition to presiding at the executive sessions of the non-management and independent directors, the Lead Director, among other duties, also coordinates feedback to the Chairman and the Chief Executive Officer from the independent directors regarding business issues and management and provides input with respect to agendas for meetings of the Board.
CORPORATE GOVERNANCE
Governance Guidelines; Business Practices Policy; Code of Ethics
The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which Pulte operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluation, periodic director evaluation, director stock ownership, director nominations, role of the Lead Director and executive sessions of the independent directors. Pulte’s Governance Guidelines are available for viewing on our website at www.pulte.com. The Board of Directors also has adopted a Business Practices Policy, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. The Company intends to include on its website any waivers of its Business Practices Policy that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Available information about Pulte
The following information is available on Pulte’s website at www.pulte.com and in print for any shareholder upon written request to our Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Securities Exchange Act of 1934

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Business Practices Policy

•	Corporate Governance Guidelines

•	By-laws
DIRECTOR NOMINATION RECOMMENDATIONS
The Nominating and Governance Committee will consider persons recommended by shareholders to be director nominees. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and Pulte’s Governance Guidelines. This includes a review of the person’s judgment, experience, qualifications, independence, understanding of Pulte’s business or other related industries and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and Pulte. The Board of Directors believes that diversity is also an important goal, and will consider it in reviewing proposed nominees. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.
You may recommend a person to be nominated for director by writing to our Secretary by certified mail, return receipt requested, or by recognized overnight courier, to Steven M. Cook, Vice President, General Counsel and Secretary, Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304.
Your recommendation must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended;

•	any other information you believe is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected;

•	your name and record address;

•	the class or series and number of Pulte common shares which you own of record or beneficially;

•	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the recommendation is being made by you; and

•	any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.
COMPENSATION OF NAMED EXECUTIVE OFFICERS
The individuals named in the following table are Pulte’s Chief Executive Officer and the four next highest paid Executive Officers at the end of 2005 (the “Named Executive Officers”).
Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation					Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal				Compensation	Awards	Options/SARs	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)(3)	(#)(4)	($)(5)	($)(6)

William J. Pulte	2005	850,000	5,000,000	3,051	4,663,200	-0-	3,400,000	8,400

Chairman	2004	850,000	4,000,000	5,752	4,210,800	-0-	-0-	8,200

	2003	850,000	3,000,000	788	2,163,500	-0-	-0-	8,000

Richard J. Dugas, Jr.	2005	850,000	6,400,000	7,910	4,663,200	400,000	1,320,000	8,400

President and Chief	2004	750,000	5,020,000	9,500	4,074,000	400,000	880,000	8,200

Executive Officer	2003	649,231	3,340,000	832	2,163,500	400,000	560,000	8,000

Steven C. Petruska(7)	2005	700,010	4,000,000	2,217	3,108,800	200,000	800,000	8,400

Executive Vice	2004	600,000	2,500,000	16,582	2,716,000	200,000	400,000	46,155
President and Chief
Operating Officer

Roger A. Cregg	2005	625,010	2,250,000	2,250	2,525,900	160,000	1,000,000	8,400

Executive Vice	2004	550,000	2,000,000	2,616	2,376,500	180,000	900,000	8,200

President and Chief	2003	524,808	1,848,000	1,012	1,298,100	160,000	780,000	8,000
Financial Officer

James R. Ellinghausen(8) Senior Vice President, Human Resources	2005	300,000	1,223,374	26,441	1,892,800	110,000	-0-	65,865

Notes:

(1)	For Mr. Pulte this amount is for reimbursement for the payment of taxes for spousal travel for Company functions. For Mr. Dugas: (i) in 2005, $4,975 is for reimbursement for the payment of taxes related to financial planning and $2,935 is for reimbursement of taxes for spousal travel for Company functions; (ii) in 2004, $7,606 is for reimbursement for the payment of taxes related to financial planning, and $1,894 is for reimbursement for the payment of taxes for spousal travel for Company functions; and (iii) in 2003, $832 is for reimbursement for the payment of taxes for spousal travel for Company functions. For Mr. Petruska: (i) in 2005, this amount is for reimbursement for the payment of taxes for spousal travel for Company functions; in 2004, this amount is for reimbursement for the payment of taxes related to relocation expenses. For Mr. Cregg: (i) in 2005, this amount is for reimbursement for the payment of taxes for spousal travel for Company functions; (ii) in 2004, $722 is for reimbursement for the payment of taxes related to financial planning, and $1,894 is for reimbursement for the payment of taxes for spousal travel for Company functions; and (iii) in 2003, $180 is for the reimbursement of taxes related to financial planning, and $832 is for the reimbursement for the payment of taxes for spousal travel for Company functions. For Mr. Ellinghausen, this amount is for reimbursement for the payment of taxes related to relocation expenses.

(2)	These amounts reflect the value of the shares of restricted stock at the time of grant. Amounts shown for 2005 relate to awards earned in 2005 but made during February 2006. Amounts shown for 2004 relate to awards earned in 2004 but made during February 2005.

(3)	At December 30, 2005, (i) Mr. Pulte owned a total of 220,000 shares of restricted stock worth $8,659,200; (ii) Mr. Dugas owned a total of 220,000 shares of restricted stock worth $8,659,200; (iii) Mr. Petruska owned a total of 115,000 shares of restricted stock worth $4,526,400; (iv) Mr. Cregg owned a total of 130,000 shares of restricted stock worth $5,116,800, and (v) Mr. Ellinghausen owned a total of 20,000 shares of restricted stock worth $787,200. The values listed in the preceding sentence do not include the value of awards made on February 1, 2006. All shares of restricted stock owned by these Named Executive Officers, with the exception of those shares held by Mr. Petruska, vest 100% after three years. Mr. Petruska’s 35,000 restricted shares will vest one-half each on December 11, 2006 and 2007. All vesting periods are subject to acceleration under certain circumstances. Dividends are paid with respect to the shares of restricted stock.

(4)	These numbers reflect the number of Pulte common shares underlying options granted during each fiscal year, taking into account the effect of the 2-for-1 splits of Pulte common shares that occurred on January 2, 2004 and September 1, 2005.

(5)	The amounts shown in 2005 represent payouts made under our LTIP with respect to the January 1, 2003 through December 31, 2005 period. The amounts shown in 2004 represent payouts made under our LTIP with respect to the January 1, 2002 through December 31, 2004 period. The amounts shown for 2003 represent payouts made under our LTIP with respect to the January 1, 2001 through December 31, 2003 period.

(6)	The amounts shown represent matching contributions that we made for each Named Executive Officer under our 401(k) Plan, except as follows: (i) in 2004 for Mr. Petruska, $37,955 represents reimbursement for relocation expenses and $8,200 represents matching contributions we made under our 401(k) Plan; and (ii) in 2004, for Mr. Ellinghausen, $63,173 represents reimbursement for relocation expenses and $2,692 represents matching contributions made under our 401(k) Plan.

(7)	Mr. Petruska was appointed Executive Vice President and Chief Operating Officer effective January 1, 2004, prior to which he served as Area President for Nevada and Arizona.

(8)	Mr. Ellinghausen joined the Company as Senior Vice President, Human Resources on March 28, 2005.

Option/ SAR Grants in Last Fiscal Year
The following table sets forth information concerning individual grants of stock options that we made during the fiscal year ended December 31, 2005 to each of the Named Executive Officers:

					Potential Realizable Value at
					Assumed Annual Rates of
	Number of	Percentage of Total	Exercise		Stock Price Appreciation
	Shares	Options Granted to	Price Per
	Underlying	Employees in the	Share	Expiration
Name	Options	Fiscal Year (%)	($/share)	Date	5% ($)	10% ($)

William J. Pulte	—	—	—	—	—	—

Richard J. Dugas, Jr.	400,000	9.22	40.405	12/8/2015	10,146,195	25,758,066

Steven C. Petruska	200,000	4.61	40.405	12/8/2015	5,082,097	12,879,033

Roger A. Cregg	160,000	3.69	40.405	12/8/2015	4,065,678	10,303,226

James R. Ellinghausen	40,000	0.92	36.0575	3/28/2015	907,055	2,298,655
	70,000	1.61	40.405	12/8/2015	1,778,734	4,507,661

The options in the table above will become exercisable on the following schedule: 50% will become exercisable on the second anniversary of the grant date, an additional 25% will become exercisable on the third anniversary of the grant date and the final 25% will become exercisable on the fourth anniversary of the grant date. In the event of a change in control of the Company, however, all options will become exercisable in full.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End
Option/ SAR Values
The following table provides information regarding each exercise of stock options during the fiscal year ended December 31, 2005 by each of the Named Executive Officers and the value of unexercised options held by each Named Executive Officer as of December 31, 2005:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/SARs
	Number of		Fiscal Year-End (#)		at Fiscal Year End Value ($)
	Shares	Value
	Acquired on	Realized
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Pulte	—	—	—	—	—	—

Richard J. Dugas, Jr.	—	—	550,000	1,090,000	13,401,135	10,477,425

Steven C. Petruska	—	—	193,000	500,000	4,545,813	4,081,825

Roger A. Cregg	—	—	1,671,116	495,000	49,108,355	5,502,737

James R. Ellinghausen	—	—	—	110,000	-0-	133,100

Long-Term Incentive Plans — Awards in Last Fiscal Year
The following table provides information concerning the amounts that could be paid to each of the Named Executive Officers under our Long-Term Incentive Plan:

			Estimated Future Payouts Under Non-Stock,
			Price-Based Plans
	Number of	Performance or
	Shares, Units	Other Period Until
	or	Maturation	Threshold	Target	Maximum
Name	Other Rights	or Payout	($)	($)	($)

William J. Pulte	(1)	1/01/05 - 12/31/07	$850,000	$1,700,000	$3,400,000

Richard J. Dugas, Jr.	(1)	1/01/05 - 12/31/07	$850,000	$1,700,000	$3,400,000

Steven C. Petruska	(1)	1/01/05 - 12/31/07	$350,605	$700,010	$1,400,020

Roger A. Cregg	(1)	1/01/05 - 12/31/07	$312,505	$625,010	$1,250,020

James R. Ellinghausen	(1)	1/01/05 - 12/31/07	$160,000	$320,000	$640,000

Notes:

(1)	Under our Long-Term Incentive Plan, which was approved by our shareholders, performance compensation is awarded to each participant based upon pre-established objective performance goals. For the January 1, 2005 through December 31, 2007 performance period, performance compensation will be awarded to each participant based two-thirds upon the achievement of cumulative earnings per share objectives and one-third upon the achievement of average return on equity objectives. These performance thresholds, measuring performance for three consecutive year periods beginning as of each January 1st during the term of the Plan, must be met or exceeded in order for the participants to earn an award. Determination of the performance compensation awarded to each participant in the Plan is to be made as of the end of each three- year period. However, under the terms of the Plan, certain events (including certain change in control events) may trigger an earlier determination or payment date.

Equity Compensation Plan Information
The following table provides information as of December 31, 2005, with respect to our shares of common stock that may be issued under our existing equity compensation plans:

Number of Common Shares
Remaining Available for
Future Issuance Under
	Number of Common			Equity Compensation Plans
	Shares to be Issued		Weighted-Average	(excluding Common
	Upon Exercise of		Exercise Price of	Shares Reflected in
	Outstanding Options		Outstanding Options	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by stockholders	16,850,570	(1)	$19.13	12,017,978	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	16,850,570	(1)	$19.13	12,017,978	(2)

Notes:

(1)	Does not include options to purchase 79,600 shares of Pulte common stock having a weighted average exercise price of $6.45, which were granted in substitution for options to purchase shares of Del Webb Corporation in connection with Pulte’s 2001 acquisition of Del Webb.

(2)	Of this number, up to 5,192,398 shares remain available for “full value awards,” including restricted shares, restricted stock units and performance shares.
Certain Relationships and Related Transactions
Timothy Moskalik, a son-in-law of William J. Pulte, the Chairman of our Board of Directors, was employed as a Project Manager for Pulte’s Phoenix Market, and received compensation for his services of approximately $80,000, during 2005. Mr. Moskalik’s employment with Pulte ended on May 20, 2005. In addition, one of our directors, Alan E. Schwartz, is a partner with Honigman Miller Schwartz and Cohn LLP, which provides legal services to Pulte and its subsidiaries.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The Compensation Committee is comprised of five directors, all of whom are independent within the meaning of the Company’s categorical standards and the NYSE rules. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for the review, approval and administration of the compensation and benefit programs for our executive officers. The Company’s overall compensation philosophy applicable to executive officers is to provide a compensation program that is intended to attract and retain qualified executives for Pulte and to provide them with incentive to achieve our strategic, operational and financial goals and increase shareholder value. Key principles of our executive compensation philosophy include:

•	Total compensation levels will generally be competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in other industries.

•	Our compensation programs will align the short and long-term interests of our executives with those of our shareholders.

•	A significant portion of total compensation will be delivered through performance-based, variable pay programs.

•	Our compensation programs will encourage executives to own substantial amounts of our shares.
The principal elements of the compensation program consist of base salary, annual incentives and long-term incentives in the form of stock options, restricted stock awards, and performance cash awards. The Committee annually reviews the reasonableness of total compensation levels and mix using public information available from comparable proxy statements and information from compensation surveys. We believe that compensation decisions are complex and require a deliberate review of Company performance and industry compensation levels. While we factor peer compensation levels and practices into our compensation decisions, we do not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies, including the companies in our peer-group identified in our Total Cumulative Return Stock Chart. The Compensation Committee has engaged the executive compensation consulting firm of Pearl Meyer & Partners to provide independent review and recommendations regarding compensation matters.
Salaries. The Compensation Committee determines the appropriateness of executives’ salaries by considering the responsibilities of their positions, their individual performance and tenure, and by comparison to the salary levels of executives in similarly-situated companies. Salary increases are considered annually and are based upon both individual and Company performance in the prior year.
Bonuses. The Compensation Committee’s policy is to provide a significant portion of executive officer compensation through annual bonuses as incentives to achieve our financial and operational goals and to increase shareholder value. Bonus arrangements for our executive officers are intended to make a substantial portion of each executive officer’s compensation dependent on Pulte’s overall performance, linking executive compensation to shareholder value creation. In determining 2005 bonuses for Pulte’s executive officers, we:

•	Reviewed the Company’s financial and operational performance, including closings, revenue and earnings per share growth, return on equity, return on invested capital and economic profit (on an absolute basis, year to year and compared to competitor performance);

•	Reviewed the Company’s financial performance versus pre-established performance goals;

•	Reviewed survey and proxy statement data regarding our peer companies for purposes of monitoring executive officer compensation levels relative to similar jobs in the marketplace; and

•	Reviewed the historical pay levels of our executive officers, as well as compensation trends within the home-building industry.
We determined incentive compensation based upon a subjective process, by considering the factors noted above and the objective maximum bonus levels established by the Senior

Management Annual Incentive Plan. We believe the Company’s performance in 2005 was outstanding, and considered this in determining bonus levels for executive officers. We discuss the Company’s performance more fully below under “2005 Compensation Decisions Regarding Richard J. Dugas, Jr.”. We also considered the advice and guidance of Pearl Meyer & Partners in determining whether the levels and types of compensation were appropriate.
The Compensation Committee certified that Pulte’s financial results for 2005 satisfied the performance goals established for 2005 under Pulte’s Senior Management Annual Incentive Plan. After considering all of the factors set forth above, we awarded bonuses to Pulte’s executive officers below the maximum amount yielded by the application of the incentive compensation formula contained in the Plan. The Compensation Committee determined to pay a portion of the incentive awards in cash and a portion in restricted shares, for the Named Executive Officers.
Long-Term Compensation. In order to provide management with incentive to achieve our long-term growth and profitability goals, in 2000 the Compensation Committee and the Board approved a Long-Term Incentive Plan for key employees of Pulte and its subsidiaries. The Long-Term Incentive Plan was approved by our shareholders at our 2000 annual meeting of shareholders and the performance metrics were re-approved by shareholders at our 2005 annual meeting of shareholders. Under the Long-Term Incentive Plan, performance compensation is awarded to each participant based upon the level of achievement of pre-established objective performance goals. For the January 1, 2003 through December 31, 2005 performance period, award opportunities were based two-thirds upon the achievement of cumulative earnings per share objectives and one-third upon the achievement of average return on equity objectives.
Stock Options. The Compensation Committee’s policy is to award stock options to our officers in amounts reflecting the participant’s position and ability to influence our overall performance. Options are intended to provide participants with a significant incentive to make contributions to our long-term performance and growth, to join the interests of participants with the interests of our shareholders and to attract and retain qualified employees. The Compensation Committee’s policy has generally been to grant options with a term of 10 years to provide a long-term incentive, and to fix the exercise price of the options at or in excess of the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.
2005 Compensation Decisions Regarding Richard J. Dugas, Jr. We determined compensation for Mr. Dugas, our President and Chief Executive Officer, based upon the criteria and factors noted above relating to all executive officers. We evaluated his performance based upon the Company’s overall performance, as well as Mr. Dugas’ performance relative to pre-determined individual objectives. We also compared his total compensation to that of Pulte’s key peers, which are listed in our Five-Year Cumulative Total Return graph on page 24.
The Compensation Committee increased Mr. Dugas’ salary from $850,000 to $950,000 for fiscal 2006. The Compensation Committee approved an $11,063,200 bonus for Mr. Dugas for 2005, pursuant to Pulte’s Senior Management Annual Incentive Plan. The Compensation Committee determined that $6,400,000 of the bonus was to be paid in cash and

$4,663,200 was to be paid in restricted shares, vesting after three years. The Compensation Committee also approved the grant of 400,000 stock options to Mr. Dugas.
Mr. Dugas’ compensation reflects the Company’s strong financial and operating performance in 2005, including:

•	Revenue growth of 28% over 2004 to $14.7 billion

•	Earnings per diluted share from continuing operations grew 43% from $3.82 in 2004 to $5.47 in 2005

•	2005 income from continuing operations of $1.4 billion increased 45% over 2004 income from continuing operations of $994 million.

•	Return on average equity increased from 25% in 2004 to 29% in 2005.

•	Return on invested capital increased from 17% in 2004 to 19% in 2005.
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers, and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.
We believe that stock options currently outstanding or subsequently granted under our existing stock option plans comply with the performance based compensation exemption from the deduction limit of Section 162(m). We intend to structure future stock option grants in a manner that complies with this exemption. We believe that payments made under the Long-Term Incentive Plan and the Senior Management Annual Incentive Plan also comply with the exemption.
Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable Pulte to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

Members of the Compensation Committee

Bernard W. Reznicek, Chair
D. Kent Anderson
Patrick O’Leary
John J. Shea
William B. Smith

PERFORMANCE GRAPH
The following line graph compares for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005 (a) the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on Pulte’s common shares, with (b) the cumulative total return of the Standard & Poor’s 500 Stock Index, and with (c) the cumulative total return on the common stock of publicly-traded peer issuers we deem to be our principal competitors in the homebuilding line of business (assuming dividend reinvestment and weighted based on market capitalization at the beginning of each year):
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG PULTE HOMES, INC. S&P 500 INDEX AND PEER INDEX
Fiscal Year Ended December 31, 2005
Assumes Initial Investment of $100

	2000	2001	2002	2003	2004	2005

PULTE HOMES INC	100.00	106.32	114.32	224.03	306.46	379.36

S&P 500 Index - Total Return	100.00	88.12	68.64	88.32	97.92	102.73

PEER Only**	100.00	137.26	137.02	297.61	383.92	445.35

*	Assumes $100 invested on December 31, 2000, and the reinvestment of dividends.

**	Includes Centex Corporation, D.R. Horton Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, The Ryland Group, Inc., Standard Pacific Corporation and Toll Brothers, Inc.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the NYSE rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.
Pulte management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP (“Ernst & Young”), are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.
During the last year, the Audit Committee met and held discussions with management and Ernst & Young. The Audit Committee reviewed and discussed with Pulte management and Ernst & Young the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.
Ernst & Young submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young such firm’s independence.
The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young to the Company is compatible with maintaining the independence of Ernst & Young, and the Audit Committee concluded that the independence of Ernst & Young is not compromised by the provision of such services.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Members of the Audit Committee

David N. McCammon, Chair
Brian P. Anderson
Debra J. Kelly-Ennis
Patrick J. O’Leary
Bernard W. Reznicek

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by Ernst & Young during those periods.

	2005	2004

Audit(1)	$2,835,276	$2,355,331
Audit-Related(2)	47,993	67,459
Tax(3)	329,633	298,951
All Other(4)	—	—

	$3,212,902	$2,721,741

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and providing comfort letters in connection with debt financings.

(2)	Audit-related services consisted principally of audits of employee benefit plans, preparation and readiness for compliance with the Sarbanes-Oxley Act, assistance with interpretation of accounting standards and accounting consultations.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2005 and 2004.
Audit Committee Preapproval Policies
The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in July when it reviews the Ernst & Young LLP audit plan for the current year. In 2004 and 2005, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee will review each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE
PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as Pulte’s independent registered public accounting firm for 2006, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.
Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.
Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2005 and 2004 are disclosed on page 26.
Ernst & Young LLP served as our independent registered public accounting firm during 2005 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.
The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as Pulte’s independent registered public accounting firm for 2006.
PROPOSAL THREE
The Sheet Metal Workers’ National Pension Fund, which has represented to us that it owns approximately 6,800 shares of our common stock, has submitted the following proposal.
DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of Pulte Homes, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement: Our Company is incorporated in Michigan. Among other issues, Michigan corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Michigan law provides that except as otherwise provided by the articles of incorporation, directors shall be elected by a plurality of the votes cast at an election. (Michigan Business Corporations Act, Section 450.1441 Voting by shareholders.)
Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
We urge your support for this important director election reform.
The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:
The Board of Directors opposes the shareholder proposal because the Company has already adequately addressed the concerns it raises. Earlier this year, the Company adopted an amendment to its Corporate Governance Guidelines that provides the protections that could be achieved by the proposal’s implementation without the undue limitations on the Board’s judgment that would be attendant to such implementation.
As described in greater detail under the caption “ELECTION OF DIRECTORS”, the new guideline institutes a procedure that requires a nominee who fails to garner a majority affirmative vote in an unopposed election to tender his or her resignation to the Board. Both the Nominating and Governance Committee and the Board are then in turn obligated to focus their attention on and thoroughly assess any possible causes for concern related to the majority withhold vote for such nominee. Following such assessment, the Nominating and Governance Committee, which is comprised exclusively of independent directors, must recommend to the Board whether to accept or reject the resignation, and the Board must take the action it deems appropriate with respect to the resignation.
The new guideline provides the benefit of ensuring that no director that has received a majority withhold vote will serve on the Board of Directors without a high degree of further scrutiny. Simultaneously, it preserves the Board’s ability to take into account in its decision regarding the resignation all facts and circumstances surrounding the majority withhold vote, including the underlying reasons, the length of service and qualifications of the director, the director’s contributions to the Company, compliance with listing standards, and the Company’s Corporate Governance Guidelines. The Board of Directors believes that the new guideline strikes an appropriate balance that is sensitive to investors’ views on the standard required for election of directors and effectively satisfies the goals of the shareholder proposal while preserving the flexibility of the Board to exercise its independent judgment on a case-by-case basis in the best interest of all shareholders. Preserving this flexibility is consistent with the shareholder proposal’s stated intention of “not limit[ing] the judgment of the Board in crafting the requested governance change”.
The shareholders of the largest public corporations in America elect their Boards of Directors by plurality vote. This methodology is known to and understood by shareholders, and used by corporations that have been identified as leaders in corporate governance reforms. Furthermore, as alluded to in the supporting statement of the shareholder proposal, various public companies on the vanguard of corporate governance reform have adopted a “modified plurality standard” similar to that embodied by the newly adopted guideline of the Company. The shareholder proposal argues that a strict majority vote standard is a superior solution to a plurality standard but fails to account for the serious shortcomings of such strict majority vote standards when compared to a plurality, or modified plurality, standard.
Although the proposal, on its face, is deceptively simple, even the proponent acknowledges that the majority vote standard raises complicated issues in its implementation. The proponent states that “the Board should address the status of incumbent directors who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.” Although the proponent appears to recognize certain of the complexities associated with a majority vote standard, the proponent does not address these complexities. For example, if a director nominee were to receive a plurality, but not a majority, of the votes cast, the Board of Directors would be required to decide whether to appoint a successor, which would be less democratic as a governance matter, expend the funds to hold a special meeting to elect a successor or, if the nominee were an existing director, permit the director to remain in office until the next annual meeting of shareholders.
The Board of Directors also believes that the Company’s plurality voting requirement for the election of directors, as modified by the newly adopted guideline, is fair and impartial. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board, subject to the procedures established by the newly adopted guideline, whether the candidate is nominated by the Board of Directors or by a shareholder. For example, a shareholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Board. If the proposal were adopted, a shareholder nominee might fail to win election to the Board even if such person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.
The Board of Directors believes that instituting the drastic change called for by the proposal is particularly ill-advised in light of not only the recent amendment to the Company’s Corporate Governance Guidelines but also the Company’s recent election results. In each of the last six years, every director nominee has received the affirmative vote of more than 90% of the shares entitled to vote and present in person or by proxy at the annual meeting of the shareholders. As a result, changing the Company’s plurality voting requirement to the voting requirement that has been proposed would have had no effect on the outcome of our election process during the past six years. Moreover, the Company’s Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards recently adopted by the New York Stock Exchange. Each of these directors was elected by plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under a traditional plurality system, a change to a strict majority voting requirement is not necessary to improve our corporate governance processes.
The Board of Directors recommends a vote “AGAINST” this proposal.
PROPOSAL FOUR
The Trowel Trades S&P 500 Index Fund, which has represented to us that it owns 7,268 shares of our common stock, has submitted the following proposal.
DECLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL
RESOLVED, That the shareholders of Pulte Homes, Inc. (“the Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.
Stockholder’s Statement of Support
In our opinion, the election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.
By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.
We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.
For the above reasons, we urge a vote FOR the resolution.
The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors has determined that it is in the best interests of Pulte and our shareholders to maintain a classified board. We believe adopting the proposal would not be in the best interests of Pulte’s shareholders for the following reasons:
The staggered election of directors provides continuity and stability in the management of the business and affairs of the Company, while allowing for the introduction of new directors as appropriate. Our current board structure ensures that a majority of the directors will always have prior experience as directors of Pulte, with in-depth understanding of our complex business, future plans and strategic position within the industry. We believe that this continuity and stability is critical because it:

•	creates a more experienced board that is better able to make fundamental decisions about the business — decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

•	enables us to better focus on the development, refinement and execution of mid- and long-range planning;

•	helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of shareholders;

•	enhances the independence of non-management directors by providing them with a longer assured term of office within which to focus on the strategic goals of the business;

•	assists us in attracting director candidates who are interested in making a longer-term commitment to Pulte; and

•	allows new directors an opportunity to gain knowledge about our business from continuing directors.
A classified board enhances our ability to negotiate the best results for Pulte’s shareholders in the event of an unsolicited takeover. Our current board structure encourages a third party to negotiate with us instead of engaging in an unfriendly or unsolicited effort to take over or restructure Pulte in a manner that may not be in the best interests of our shareholders. It gives us the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified board, a potential acquirer could gain control of Pulte by replacing a majority of the board (if not the entire board) with its own slate of nominees at a single annual meeting, and without paying any premium to Pulte’s shareholders. Having a classified board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent board to negotiate terms to maximize the value to all shareholders.
The benefits of a classified board structure do not come at the cost of directors’ accountability to shareholders. All directors are required by law to uphold their fiduciary duties to Pulte and its shareholders, whether or not the board is classified and regardless of the length of the term of office of directors. In addition, shareholders have an annual opportunity to express their approval, or disapproval, of the performance of the board as each class of directors stands for re-election. We believe that the current structure has not negatively affected the accountability of Pulte’s directors to its shareholders during the period it has been in place.
The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL FIVE
The International Brotherhood of Electrical Workers’ Pension Benefit Fund, which has represented to us that it owns 2,636 shares of our common stock, has submitted the following proposal.
CUMULATIVE VOTING PROPOSAL
RESOLVED; That the stockholders of Pulte Homes, Inc. (“the Company”), assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.
SUPPORTING STATEMENT
Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between one or more candidates, as each shareholder sees fit.
We believe that cumulative voting increases the possibility of electing at least one director with a viewpoint independent of management. In our opinion, this will help achieve the objective of the board representing all shareholders.
We urge our fellow shareholders to vote yes for cumulative voting and the opportunity to enhance our Board with a more independent perspective.
The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:
The Board of Directors opposes this proposal because it does not believe cumulative voting is in the best interests of the Company and its shareholders. Cumulative voting could impair the effective functioning of the Board by electing a Board member who might feel obligated to represent the special interest of a small group of shareholders, rather than all of the Company’s shareholders. Cumulative voting also introduces the possibility of partisanship among Board members, which could weaken their ability to work effectively together, a requirement essential to the successful functioning of any board of directors. In addition, cumulative voting allows shareholders a voice in director elections that is disproportionate to their economic investment in the Company. Our present system, which is like that of most major publicly traded corporations, provides that each common share is entitled to one vote on each available director’s seat.
Pulte’s Board represents all shareholders fairly and equally, and non-cumulative voting encourages each director’s sense of responsibility toward all the shareholders, without special loyalty to any one group. In contrast, cumulative voting can have undesirable effects since directors so elected might be principally concerned about representing and acting in the interest of special groups of shareholders rather than in the interests of all shareholders. At Pulte, all of our shareholders are minority owners, although some shareholders have more extensive holdings than others. The Board does not believe that any minority of shareholders should be advantaged or disadvantaged compared with all other shareholders.
At Pulte, cumulative voting is not necessary to provide management accountability or independence of the Board from management of the Company. The Board is committed to continuing its strong corporate governance practices, which already include such safeguards as a substantial majority of independent directors, exclusively independent membership of key Board committees, absence of a shareholder rights plan (commonly referred to as a “poison pill”), director resignation guidelines for director nominees who fail to garner a majority affirmative vote in an uncontested election and other published Board governance guidelines and committee charters.
This proposal would alter the current process in such a way that could permit shareholders representing less than a plurality of all shares to elect a director. Since each director oversees the management of the Company for the benefit of all shareholders, the Board believes that changing the current voting procedure would not be in the best interests of all shareholders and therefore recommends a vote against this proposal.
The Board of Directors recommends a vote “AGAINST” this proposal.
PROPOSAL SIX
The Massachusetts Laborers’ Pension Fund, which has represented to us that it owns approximately 1,200 shares of our common stock, has submitted the following proposal.
PERFORMANCE-BASED OPTIONS PROPOSAL
Performance-Based Options Proposal
RESOLVED:
That the shareholders of Pulte Homes, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.
SUPPORTING STATEMENT:
As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.
Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.
Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in construing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.
Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.
At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.
The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:
The Board of Directors of the Company believes that performance-based compensation is an essential component of executive compensation. As described in the Report of the Compensation Committee on Executive Compensation, the Company’s Compensation Committee (the “Committee”) is committed to pay-for-performance; accordingly, a significant portion of the Company’s executive compensation is performance-based. The Board also believes that compensation should be competitive with our direct competitors in the homebuilding industry, as well as other companies of similar size and complexity, and designed to align the short and long-term interests of employees with those of shareholders.
Moreover, the Board believes that the Company’s current compensation policies and programs have contributed to the accomplishment of long-term strategic goals and superior long-term corporate performance. The Company has received recognition as a result of this performance. For example, in March 2005, the Company was named as a Top-Ranked Homebuilder in BusinessWeek’s List of 50 Best Performers among the S&P 500, coming in at number 12. In July 2005, the Company also made its first appearance on the Fortune 40 List of “Best Stocks to Buy Now”.
The Board believes that the Committee, which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the needs of the Company’s business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of other companies. As a result, it is important that the Committee retain the flexibility to select incentives that balance these influences and that the Committee have the ability to respond quickly to changes that may otherwise limit the Company’s ability to attract, motivate and retain key talent.

The Board feels that the Company’s current compensation policies and programs are already performance-based, and that a policy requiring that a significant portion of future stock option grants to senior executives be performance-based as described in the proposal would not provide an advantage over those currently utilized by the Company. Specifically, the Company’s 2004 Stock Incentive Plan provides that the Committee may, in its discretion, grant performance-based options. The Board believes that it is important that the Committee retain this discretion and not be constrained by a policy mandating that a significant portion of option grants be performance-based. The Company’s performance-based compensation is linked to measures that drive specific outcomes, including both long-term and short-term incentive programs.
Moreover, fixed-price stock options already are performance-based because the exercise price equals the market value of the Company’s common stock on the date of the award. Accordingly, no economic benefit is conferred on the optionee unless the Company’s stock increases in value subsequent to the award date. Stock options generally vest over a period of years. These vesting periods require long-term focus on Company performance in order for the employee to realize any value from the exercise of stock options. We believe it appropriate for there to be elements of equity-based compensation in which employees are able to realize the full benefits of positive market performance and experience the effects of negative market performance, as do shareholders. We believe that fixed-price stock options provide an objective performance metric that is directly aligned with the interests of shareholders and is an appropriate performance measure for the Company.
Further, the vast majority of corporations, including our competitors, use fixed-price options. Limiting the Committee’s ability to establish compensation packages in line with those at other companies could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board believes that the Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which we compete for senior executives.
The Committee may use other types of long-term incentive vehicles in the future, as permitted under the Company’s long-term incentive plan, to support particular business strategies, retention initiatives and/or recruiting activities, taking into account circumstances as they exist from time to time, including changing economic and industry conditions, accounting requirements and tax laws, together with evolving governance trends. However, the Board believes that the Committee should not be constrained in determining which vehicles are the most appropriate and effective for a given situation.
The Board of Directors recommends a vote “AGAINST” this proposal.
OTHER MATTERS
Multiple Shareholders Sharing the Same Address
If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement, you may contact Computershare and inform it of your request by phone at (877) 282-1168 or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.
Proxy solicitation cost
We hired The Altman Group to assist in the distribution of proxy materials. The fee is expected not to exceed $7,500, plus reasonable out-of-pocket expenses. Pulte will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.
Shareholder proposals due for the 2007 annual meeting
To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by Pulte by December 5, 2006. Shareholder proposals must be sent to Steven M. Cook, our Vice President, General Counsel and Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Steven M. Cook Vice President, General Counsel and Secretary Pulte Homes, Inc. 100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan 48304
Shareholder proposals that are intended to be presented at our 2007 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Cook by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by Pulte by February 18, 2007. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board
You may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Secretary at the mailing address specified for him on page 36. You should indicate on the outside of the envelope the intended recipient (i.e., full Board, non-management directors as a group or any individual director or directors) of your communication. Each communication received by our Secretary will be promptly forwarded to the specified party.

[ ]	Mark this box with an X if you have made changes to your name or address details above.

Proxy - PULTE HOMES, INC.

PLEASE REFER TO THE PORTION BELOW FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE HOMES, INC.
ANNUAL MEETING OF SHAREHOLDERS - MAY 11, 2006
The undersigned authorizes each of William J. Pulte and Richard J. Dugas, Jr., with full power of substitution and resubstitution, to represent and vote the undersigned’s stock as his, her or its proxy at the annual meeting of Pulte’s shareholders to be held on May 11, 2006, and at any adjournments thereof.
The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals (1) and (2) below, and AGAINST Shareholder Proposals (3), (4), (5) and (6) below:
(1)	the election of the nominees for director listed on the reverse side of this proxy card;

(2)	the ratification of the appointment of Ernst & Young LLP as Pulte Homes’ independent registered public accounting firm for the fiscal year ending December 31, 2006;

(3)	the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote;

(4)	the shareholder proposal requesting the declassification of the Board of Directors;

(5)	the shareholder proposal requesting cumulative voting in the election of directors;

(6)	the shareholder proposal regarding the use of performance-based options.
PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 11, 2006.
THANK YOU FOR VOTING

Annual Meeting Proxy Card

A Election of Directors

1. Pulte’s Directors recommends a vote FOR all the nominees. To elect directors as follows:

Two directors to serve for a term of two years expiring in 2008:	Three directors to serve for a term of three years expiring in 2009:

	For	Withhold		For	Withhold
01 - Brian P. Anderson	[ ]	[ ]	03 - Debra J. Kelly-Ennis	[ ]	[ ]

	For	Withhold		For	Withhold
02 - Patrick J. O’Leary	[ ]	[ ]	04 - Bernard W. Reznicek	[ ]	[ ]

				For	Withhold
			05 - Alan E. Schwartz	[ ]	[ ]
B Ratification of Appointment of Independent Public Accounting Firm
Pulte’s Directors recommends a vote FOR Proposal 2.

2. To ratify the appointment of Ernst & Young LLP as Pulte Homes’ independent registered public accounting firm for the fiscal year ending December 31, 2006.	For [ ]	Against [ ]	Abstain [ ]
C Shareholder Proposals
Pulte’s Directors recommends a vote AGAINST Proposals 3, 4, 5, and 6.

3. A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.	For [ ]	Against [ ]	Abstain [ ]

4. A shareholder proposal requesting the declassification of the Board of Directors.	For [ ]	Against [ ]	Abstain [ ]

5. A shareholder proposal requesting cumulative voting in the election of directors.	For [ ]	Against [ ]	Abstain [ ]

6. A shareholder proposal regarding the use of performance-based options.	For [ ]	Against [ ]	Abstain [ ]
In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
D   Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
The undersigned acknowledges receipt of the notice of the annual meeting of Pulte’s shareholders, the related proxy statement and the Annual Report for 2005.
The undersigned revokes any proxy previously given to vote such stock. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.
NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners each should sign. Executors, administrator, insurers, guardians or fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)